                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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                                  netGuru, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
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         (1)      Title of each class of securities to which transaction
                  applies:

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                  computed pursuant to Exchange Act Rule 0-11 (set forth the
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

netGuru Inc. Reports Fiscal 2006 Second Quarter and Six-Month Financial Results from Continuing Operations

Monday November 14, 4:00 pm ET

REI Operations Reported as Asset Held for Sale


YORBA LINDA, Calif.--(BUSINESS WIRE)--Nov. 14, 2005--netGuru, Inc. (Company) (Nasdaq:NGRU - News) reported financial results from continuing operations for fiscal 2006 second quarter and six months ended September 30, 2005.

Continuing operations for fiscal 2006 and comparable periods in fiscal 2005 exclude the Company's Research Engineers International (REI) business. The assets of REI are expected to be sold to Bentley Systems, Incorporated (Bentley) pending shareholder approval and therefore have been classified as assets held for sale. Correspondingly, results of the Company's REI operations were reported as discontinued operations, as described below.

Fiscal 2006 second-quarter net revenues from continuing operations were $916,000, compared to $1.2 million for fiscal 2005 second quarter. Collaborative software and services revenues were $172,000 versus $185,000, and revenues from IT services were $744,000 versus $1.03 million.

Operating and other expenses from continuing operations for fiscal 2006 second quarter totaled $1.2 million versus $1.0 million for second quarter last year.

Net loss for fiscal 2006 second quarter was $994,000, or $(0.05) per share, and included a loss from continuing operations of $856,000 and a loss from discontinued operations of $138,000. For fiscal 2005 second quarter, net loss was $73,000, or $0.00 per share, and included a $444,000 loss from continuing operations and $371,000 of income from discontinued operations.

Fiscal 2006 six-month net revenue from continuing operations was $1.9 million, compared to $2.4 million for fiscal 2005 six months. Collaborative software and services revenues were $380,000 versus $268,000, and revenues from IT services revenues were $1.5 million versus $2.1 million.

Six-month operating and other expenses totaled $2.2 million in fiscal 2006, compared to $2.1 million in fiscal 2005.

Net loss for fiscal 2006 six months was $1.3 million, or $(0.07) per share, and included a loss from continuing operations of $1.5 million and income from discontinued operations of $154,000. For fiscal 2005 six months, net loss was $691,000, or $(0.04) share, and included a $1.2 million loss from continuing operations and income from discontinued operations of $522,000.

Discontinued operations of asset held for sale: In August 2005, the Company entered into an asset purchase agreement to sell the assets of REI, REI's STAAD lines of software, and related operations to Bentley. Pending stockholder approval, the sale is scheduled to be completed by December 31, 2005. Expenses related to the agreement and proposed sale totaled $411,000 and were accounted for in discontinued operations for the three months ended September 30, 2005.

netGuru Chairman and Chief Executive Amrit Das commented: "We believe the pending sale of REI represents an important step toward realizing stockholders' value and liquidity. Because of REI's ongoing growth and longer-term possibilities, we were able to negotiate a price of approximately $23.5 million for the proposed sale, and because it became apparent that significantly greater resources would be needed to realize that growth potential, we are pleased to have entered into the agreement with Bentley. Assuming we obtain stockholder approval of the sale, we anticipate a closing no later than December 31, 2005. A portion of the sale proceeds is expected to be allocated to transaction costs, applicable taxes, and the retirement of outstanding debt. We anticipate that the proceeds will strengthen our balance sheet with a substantial cash position and therefore provide us with the financial resources to allow management to explore a broad range of opportunities for allocating capital for strategic purposes or the return of capital to netGuru stockholders."

In connection with the proposed sale of REI, a proxy statement was filed with the Securities and Exchange Commission (SEC), was mailed to netGuru stockholders, and is otherwise available to provide details and additional information, including date, time, and location for the stockholders meeting. Security holders are advised to read the proxy statement, because it contains important information about the proposed transaction. A copy of the proxy statement and other documents filed by netGuru with the SEC may be found free of charge at the SEC's web site at www.sec.gov. Copies of the proxy statement and other documents filed by netGuru with the SEC may also be obtained free of charge from netGuru by directing a request to netGuru, Inc., Attention: Bruce Nelson, Chief Financial Officer, and (714) 974-2500. netGuru and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of netGuru in favor of the transaction. Information regarding netGuru's officers and directors is included in netGuru's annual report on Form 10-KSB filed with the SEC on July 14, 2005. This document is available free of charge at the SEC's website at www.sec.gov and from netGuru. Security holders may obtain additional information regarding the interests of netGuru's executive officers and directors in the transaction by reading the proxy statement.

Teleconference information:

The Company will hold a teleconference today at 1:30 p.m. PST (4:30 p.m. EST) to review the financial results, followed by a live Q&A session. To participate in the teleconference, please call toll-free 800-608-3625 (or 706-634-0478 for international callers) approximately 10 minutes prior to the above start time. For those unable to attend, the company will host an archive of the call on its web site, www.netguru.com (requires RealPlayer streaming audio software, available at www.real.com). Additionally, a telephone playback will be available for 48 hours beginning today at 4:30 p.m. PST. The playback can be accessed by dialing 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 2291721.

About netGuru

netGuru is an engineering information technology and services company offering engineering analysis and design software, collaborative software solutions, and professional and technical information technology services and support to businesses worldwide. netGuru serves its global markets and clients through offices located in the United States, Europe, Asia, and the Middle East, and through distributors in 40 countries. The Company licenses its engineering software and solutions to more than 19,000 businesses in 100 countries. For more information please visit www.netguru.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical or factual information, the matters discussed in this press release, including the anticipated terms, timing and completion of the asset purchase agreement, the anticipated use of proceeds, and the ability of management to identify and take advantage of appropriate strategic opportunities and/or to realize stockholder value and liquidity, are forward looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the parties' willingness and ability to fulfill the various conditions to closing of the asset purchase agreement, the availability and feasibility of strategic opportunities, and other factors discussed in the "Risk Factors" Section of netGuru's Form 10-KSB for the fiscal year ended March 31, 2005, as filed with the U.S. Securities and Exchange Commission.

                    NETGURU, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
          (In thousands, except share and per share amounts)

                     Three Months Three Months Six Months  Six Months
                        Ended        Ended       Ended        Ended
                      September    September    September   September
                      30, 2005     30, 2004     30, 2005    30, 2004
                     ------------ ------------ ----------- -----------

Net revenues:
  Collaborative
   software products
   and services             $172         $185        $380        $268
  IT services                744        1,034       1,517       2,109
                     ------------ ------------ ----------- -----------
    Total net
     revenues                916        1,219       1,897       2,377

Cost of revenues:
  Collaborative
   software products
   and services                1            1           2          71
  IT services                570          657       1,175       1,388
                     ------------ ------------ ----------- -----------
    Total cost of
     revenues                571          658       1,177       1,459

                     ------------ ------------ ----------- -----------
    Gross profit             345          561         720         918
                     ------------ ------------ ----------- -----------

Operating expenses:
  Selling, general
   and
   administrative            737          722       1,344       1,397
  Research and
   development               138          135         291         273
  Bad debt expense           165            -         221         156
  Depreciation                48           71          95         139

                     ------------ ------------ ----------- -----------
    Total operating
     expenses              1,088          928       1,951       1,965
                     ------------ ------------ ----------- -----------

    Operating loss          (743)        (367)     (1,231)     (1,047)
                     ------------ ------------ ----------- -----------

Other expense
 (income):
  Interest, net              127           98         250         216
  Other                      (11)         (24)         (6)        (58)

                     ------------ ------------ ----------- -----------
    Total other
     expense                 116           74         244         158
                     ------------ ------------ ----------- -----------

Loss from continuing
 operations before
 income taxes               (859)        (441)     (1,475)     (1,205)
Income tax (benefit)
 expense                      (3)           3           7           8
                     ------------ ------------ ----------- -----------
Loss from continuing
 operations                 (856)        (444)     (1,482)     (1,213)

(Loss) income from
 discontinued
 operations                 (138)         371         154         522

                     ------------ ------------ ----------- -----------
    Net loss               $(994)        $(73)    $(1,328)      $(691)
                     ============ ============ =========== ===========

Basic and diluted
 loss per common
 share:
  Loss per common
   share from
   continuing
   operations             $(0.04)      $(0.02)     $(0.08)     $(0.07)
  (Loss) income from
   discontinued
   operations              (0.01)        0.02        0.01        0.03
                     ------------ ------------ ----------- -----------
  Basic and diluted
   loss per common
   share                  $(0.05)      $(0.00)     $(0.07)     $(0.04)
                     ============ ============ =========== ===========

Common shares used
 in computing basic
 and diluted  loss
 per common share:    19,117,154   18,833,350  19,117,154  18,730,323
                     ============ ============ =========== ===========

See accompanying notes to condensed consolidated financial statements.

                    NETGURU, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (In thousands, except share and per share amounts)

                                               September 30, March 31,
                                                   2005        2005
                                                (Unaudited)
                                               ------------- ---------
                                Assets
Current assets:
  Cash and cash equivalents                   $       2,753  $  3,681
  Accounts receivable (net of allowance for
   doubtful accounts of $166 and $199, as of
   September 30, 2005 and March 31, 2005,
   respectively)                                        806     1,491
  Income tax receivable                                  12        15
  Notes and related party loans receivable               12        12
  Deposits                                               38        54
  Prepaid expenses and other current assets             773       967
  Current assets held for sale                        3,549     4,274
                                               -------------  --------
        Total current assets                          7,943    10,494

Property, plant and equipment, net                      895       924
Goodwill                                              2,929     2,931
Other assets                                            135       144
                                               -------------  --------
                                              $      11,902  $ 14,493
                                               =============  ========

                 Liabilities and Stockholders' Equity

Current liabilities:
  Current portion of long-term debt, net of
   discount of $209 and $222 as of September
   30, 2005 and March 31, 2005, respectively       $  1,361  $  1,297
  Related party loans payable                             -       100
  Current portion of capital lease obligations           16        15
  Accounts payable                                      405       179
  Accrued expenses                                      410       469
  Income taxes payable                                   24        19
  Deferred revenues                                     317       579
  Other liabilities                                     157       179
      Liabilities held for sale                       2,976     3,530
                                                    --------  --------
        Total current liabilities                     5,666     6,367

Long-term debt, net of current portion and net
 of discount of $99 and $200, as of September
 30, 2005 and March 31, 2005, respectively            1,644     2,108
Capital lease obligations, net of current
 portion                                                 47        55
Deferred gain on sale-leaseback                         643       678
                                                    --------  --------
        Total liabilities                             8,000     9,208
                                                    --------  --------

Stockholders' equity:
  Preferred stock, par value $.01 (Authorized
   5,000,000 shares; no shares issued and
   outstanding)                                           -         -
  Common stock, par value $.01; (Authorized
   150,000,000 shares; 19,117,154 shares
   outstanding as of September 30, 2005 and
   March 31, 2005)                                      191       191
  Additional paid-in capital                         36,869    36,869
  Accumulated deficit                               (32,560)  (31,232)
  Accumulated other comprehensive loss:
     Cumulative foreign currency translation
      adjustments                                      (598)     (543)
                                                    --------  --------
        Total stockholders' equity                    3,902     5,285
                                                    --------  --------
                                                   $ 11,902  $ 14,493
                                                    ========  ========

See accompanying notes to condensed consolidated financial statements.

Notes to condensed consolidated financial statements:

In August 2005 the Company entered an asset purchase agreement to sell its engineering software business, REI; REI's STAAD line of software; and all related operations to Bentley Systems, Inc. Therefore REI has been classified as an asset held for sale, and, correspondingly, results of REI operations are reported as discontinued operations.


Contact:
netGuru Inc.
Bruce Nelson, 714-974-2500 x-5215
Santanu Das, 714-974-2500 x-5329
or
Silverman Heller Associates
Dan Matsui or Gene Heller, 310-208-2550